FORM OF SELECTED DEALER AGREEMENT

           Sun Consolidated Securities, Inc.
              4901 NW 17th Way, Suite 405
            Fort Lauderdale, Florida  33309
              Telephone:  (954) 772-9541
              Facsimile:  (954) ___-____

                  ____________, 1996



[Dealer Name and Address]



Gentlemen:

     We have entered into a distribution agreement (the
"Distribution Agreement") with AMquest Matrix Funds,
Inc. (the "Corporation"), a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940
Act"), pursuant to which we act as principal distributor for the sale of shares (the "Shares") of each series of the Corporation listed on Schedule A attached hereto, as may be amended from time to time
(each, a "Fund" and collectively, the "Funds"). Under the Distribution Agreement, we have the right to enter into separate selected dealer agreements with registered and qualified dealers and other financial institutions of our choice. You have received a copy of the Distribution Agreement and reference is made herein to certain provisions thereof. The terms used herein that are not otherwise defined shall have the same meaning in this Agreement as in the Distribution
Agreement.

     We invite you to participate as a Selected Dealer in the distribution of Shares of any and all the Funds upon the following terms and conditions:



     1.  Orders for Fund Shares.

     (a) Orders for the purchase of Shares received from you and accepted by us will be at the public offering price applicable to each order, as set forth in the Prospectus. Orders for the repurchase or redemption of Shares received from you and accepted by us will be at the NAV applicable to each order, as set forth in the Prospectus. All orders are subject to acceptance by us, and we reserve the right in our sole discretion to reject any order. We also reserve the right to establish minimum orders for individual investors as well as for Selected Dealers.

     (b) You agree that your transactions in Shares of the Funds will be limited to (i) purchases of Shares from us for the purpose of covering purchase orders already received by you from your customers, which purchase orders shall be processed at the public offering price then in effect, or for your own bona fide investment, and (ii) repurchases or redemptions which are made in accordance with the procedures set forth in the Prospectus.

     (c) Except for sales of Shares made pursuant to plans established by the Corporation providing for the periodic investment of new monies, purchase orders will not be accepted by us for less than the minimum dollar amounts set forth in the Prospectus.

     (d) You agree that you will not withhold placing customers' orders so as to profit yourself as a result of such withholding.

     (e) Settlement of sales shall be made within three (3) business days after our acceptance of a purchase order. If payment is not so received or made, the sale may be canceled forthwith without any respon sibility or liability on our part or on the part of the Corporation (in which case you will be responsible for any loss, including loss of profit suffered by the Corporation as a result of your failure to make payment as aforesaid), or, at our option, we may sell on your behalf the Shares ordered back to the Corporation (in which case we may hold you responsible for any loss suffered by us as a result of your failure to make payment as aforesaid).

     (f)  You are hereby authorized (i) to place
purchase orders directly with the Transfer Agent for Shares of any Fund, subject to the applicable terms and conditions governing the placement of orders for the purchase of Shares as set forth in the Distribution
Agreement, and (ii) to tender Shares of any Fund directly to the Transfer Agent for repurchase or redemption, subject to the applicable terms and conditions governing the redemption of Shares as set forth in the Distribution Agreement.

     2.  Compensation.

     (a) You will be compensated for your services herein with respect to sales made by you to persons who are not excepted from having to pay a sales load on the basis of a dealer concession from the public offering price, as established in the Prospectus. You will not, however, be compensated for your services herein with respect to sales made to persons who, according to the Prospectus, may purchase Shares of a Fund at net asset value (without the imposition of a sales load). The sales load and related dealer concession applicable to sales of Shares of the Funds may be increased or decreased in our discretion in the manner described in Paragraph 5(a) below.

     (b)  In certain cases as specified in the
Prospectus, investors may be entitled to a reduction in sales load on purchases of Shares made pursuant to a letter of intent (a "LOI"). In such cases, the dealer concession payable to you will be based upon a reduced sales load, as described in the Prospectus; subject, however, to adjustment to a higher concession amount to reflect the investor's actual purchases in the event such investor should fail to fulfill his LOI.

     (c) In addition to the LOI, in certain cases as specified in the Prospectus, a reduced sales load may be applicable with respect to investor accounts through a right of accumulation (a "ROA") under which investors are permitted to purchase Shares in one or more of the Funds at the sales charge applicable to the sum of (i) the dollar amount then being purchased and (ii) the higher of the current value or the actual purchase price of all Shares already held by the investor, his spouse and their minor children. In such case, you agree to furnish to us sufficient information to permit us to confirm the qualification for a reduced sales load. Acceptance by us of a purchase order made pursuant to a ROA is subject to such confirmation.

     (d) If any Shares sold to you under the terms of this Agreement are redeemed by a Fund, repurchased for the account of a Fund, or are tendered to a Fund for redemption or repurchase within seven (7) business days after the date of our confirmation to you of your original purchase order therefor, you agree to pay forthwith to us the full amount of any dealer concession allowed to you on the original sale, and we agree to pay the amount of any such dealer concession to the appropriate Fund when received by us. We also agree to pay to the Fund the amount of our share, if any, of any sales load on the original sale of such Shares.

     3.  Representations, Warranties and Covenants.

     (a) You represent that you are registered as a broker-dealer with the SEC and a member in good standing of the NASD. In addition, you represent that you are an entity duly organized and validly existing under the laws of your state of incorporation or organization and that you are empowered under applicable laws, your organization documents to enter into and perform this Agreement and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal, affecting your ability to perform hereunder.

     (b) You agree that in offering and selling Shares of any Fund, you will abide by all applicable rules of the NASD and all applicable federal and state rules and regulations

     (c) You agree to offer and sell Shares of the Funds only in those states in which such Shares may legally be offered for sale and where you are qualified to act as a broker-dealer.

     (d) You agree that neither you nor any of your officers, directors, registered representatives or other employees are authorized to make any representation concerning any Fund or its Shares except those contained in the Prospectus, Statement of Additional Information ("SAI"), sales material approved by us, and printed information subsequently issued by us or the Corporation as information supplemental to the Prospectus. In offering and selling Shares which you have purchased from us, you and such other persons listed above shall rely solely on the representations contained in the Prospectus, SAI, sales material, and supplemental information mentioned above.

     (e) You agree that in connection with offers and sales of Shares, you will furnish to each person to whom any such offer or sale is made, a copy of the Prospectus at or prior to the time of offering or sale, and, with respect to persons who purchase Shares, you agree thereafter to deliver to such purchasers copies of the Corporation's annual and interim reports and proxy solicitation materials. You further agree to endeavor to obtain proxies from such purchasers. We agree to supply to you additional copies of the Prospectus, SAI, annual or interim reports, proxy solicitation materials, and sales literature in reasonable quantities upon request. You agree not to use any other advertising or sales material relating to the Funds, unless forwarded to our attention for review and approval prior to use.

     4. Indemnification. We agree to indemnify you and your officers, directors and controlling persons
(within the meaning of the federal securities laws) for any liability and expenses, including reasonable attorneys' fees, which may be sustained by you and/or such other persons in connection with rendering services hereunder as a result of our willful misfeasance, bad faith, gross negligence, or reckless disregard of our duties under this Agreement. You agree to indemnify us and our officers, directors and controlling persons (within the meaning of the federal securities laws) for any liability and expenses, including reasonable attorneys' fees, which may be sustained by us and/or such other persons as a result of your willful misfeasance, bad faith, gross negligence, or reckless disregard of your duties under this Agreement.

     5.  Miscellaneous.

     (a)  All sales will be subject to receipt of
Shares by us from the applicable Fund. We reserve the right in our discretion without notice to you to suspend sales or withdraw any offering of Shares entirely or with respect to one or more Funds, or to change the public offering prices, sales loads or dealer concessions, as provided in the Prospectus. We further reserve the right upon written notice to you to amend this Agreement to include one or more additional
Funds, to exclude from this Agreement one or more Funds then covered by this Agreement, to increase or decrease the amount of any concessions to be paid to you by us on the sale of Shares of any of the Funds, or otherwise amend or cancel this Agreement with respect to one or more Funds. You agree that any order to purchase
Shares of a Fund placed by you after your receipt of a revised or supplemented Prospectus and reflecting any such amendment, or your receipt of written notice of any such amendment, as the case may be, shall constitute your agreement to such amendment.

     (b)  In no transaction shall you have any
authority whatsoever to act as agent of the Corporation, a Fund, us, or any other Selected Dealer and nothing in this Agreement shall constitute either of us the agent of the other. Except as otherwise indicated herein, all transactions in Shares between you and us are as principal, each for his own account.
This Agreement shall not be assignable by you.

     (c) Any notice under this Agreement shall be in writing, delivered or mailed, postage prepaid, or transmitted by facsimile with acknowledgment of receipt, to the other party as follows: if to you, at the address as specified below; if to us, at the address as specified on the first page of this Agreement.

     (d) All expenses incurred in connection with your activities under this Agreement shall be borne by you.

     (e) This Agreement shall become effective on the date accepted by you, as reflected on the signature page hereof. Each party hereto has the right to cancel this Agreement either in its entirety or with respect to any one or more Funds upon written notice to the other party. Notwithstanding anything to the contrary contained herein, this Agreement will automatically terminate without notice upon your expulsion or suspension from the NASD.

     (f)  This Agreement shall be construed in
accordance with the laws of the State of Florida;
provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the 1933 Act, the Securities Exchange Act of 1934, as amended, any rule or order of the SEC under such Acts or any rule of the NASD.

                              Sincerely,

                              SUN CONSOLIDATED SECURITIES, INC.



                              Richard D. Brace,
President

The undersigned has caused this Agreement to be executed by its duly authorized officer as of this ____ day of ____________, 19__, to evidence its acceptance to become a Selected Dealer and agrees to abide by the foregoing terms and conditions.



                              (Selected Dealer)

                              By:

                              Its:


                              (Address)




                              (Facsimile Number)


Please return one signed copy of this Agreement to Sun
Consolidated Securities, Inc. at the address indicated on the first page of this Agreement.

                                             Schedule A

     Separate Series of AMquest Matrix Funds, Inc.


                    Name of Series

              AMquest Matrix Income Fund

           AMquest Matrix Total Return Fund

              AMquest Matrix Growth Fund